Exhibit 99.1

Leadis Technology Reports Second Quarter 2005 Financial Results

SUNNYVALE, California — July 21, 2005 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the second quarter of 2005, ended June 30, 2005. Revenues for the second quarter were $13.5 million, down 67% from $41.3 million in the second quarter of 2004. The company reported a net loss of $2.6 million for the quarter, as compared to net income of $6.2 million in the second quarter of 2004.

Financial Results

Revenues of $13.5 million for the second quarter of 2005 were in line with the guidance provided at the last earnings call and reflected a 17% increase sequentially from $11.6 million in the first quarter of 2005. Under generally accepted accounting principles (GAAP), second quarter net loss was $2.6 million as compared to a net loss of $2.5 million in the first quarter of 2005. Net loss per basic share was $0.09 as compared to a net loss per basic share of $0.09 in the first quarter of 2005.

Leadis reports net income and earnings per share, whether basic or fully diluted, in accordance with GAAP and on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation. Pro-forma net loss for the second quarter of 2005 was $2.1 million or $0.07 per basic share. This compares to a pro-forma net loss of $1.8 million or $0.06 per basic share in the first quarter of 2005, and pro-forma net income of $7.4 million or $0.29 per diluted share in the second quarter of 2004. The company reported cash and short-term investments of $111.1 million as of June 30, 2005, as compared to $113.7 million reported as of March 31, 2005.

Business Summary

•	Second quarter net sales were $13.5 million. STN sales accounted for about 50% of revenue with the majority coming from 65K color STN products. OLED and TFT sales accounted for approximately 40% and 10% of revenue respectively.

•	ASP for the quarter on a blended basis was down about 17%, primarily due to product mix being more heavily weighted towards lower priced STN products. Excluding monochrome STN sales, the average price decline was approximately 10%.

•	Total unit shipments in the second quarter were 8.7 million units as compared to 6.3 million units in the first quarter of 2005, representing a sequential increase of approximately 38% in total unit shipments.

•	OLED unit shipments increased by about 80% over the prior quarter, largely due to renewed interest from the handset market.

•	The LDS184, a 65K color STN product, went into volume production in the quarter.

In July, Leadis announced the availability of several new products. These included the LDS181, LDS186, LDS273 and LDS284. The LDS181 and LDS186 are high performance 65K color STN products with advanced features, expanding this product family. The LDS273 and LDS284 are high performance, low power, TFT drivers with QQVGA and QVGA resolutions.

“Our results were within the range of guidance provided at the last earnings call,” said Dr. Steve Ahn, President and CEO. “Our short-term goal continues to be a return to profitability in the fourth quarter of this year. We are encouraged by the unit growth trends in the handset market and business activity surrounding our new products. We are confident this will allow us to achieve a healthy increase in revenues starting with this quarter.”

Management Announcements

Leadis today announced that the company has initiated the search for a new Chief Executive Officer. Dr. Steve Ahn, founder, President and CEO will head the company’s search committee and will continue as CEO until a successor is found. The company also announced that Dr. Ahn will assume the post of Chairman upon the hiring of the new CEO.

“I am proud to have led Leadis from its formative stage to become a leader in the driver IC market,” said Dr. Ahn. “Having grown the company rapidly and laying the foundation for the next stage of strong growth, I feel that I can best serve the company by focusing on our long term growth strategy, including developing new products and technologies. I consider these activities to be crucial in defining the future of the company.”

Leadis also announced the appointment of Kevin Plouse as Vice President, Marketing.

“Kevin brings strong marketing and technical expertise that he has ably demonstrated in his previous positions at AMD and Sipex,” said Dr. Ken Lee, Executive Vice President and COO. “His 20 plus years of experience has encompassed product engineering, new product development and marketing. His ability to build a strong marketing organization will further strengthen our management team.”

Business Outlook

“Unit sales grew nicely in the second quarter,” said Dr. Ahn. “We continue to develop products across a broad technology spectrum and at a rapid pace to address the needs of the display driver market. Our new generation of products will be in volume production starting this quarter. We look forward to the ramp of our TFT products and renewed interest in our OLED products. We are experiencing a spike in demand for the LDS162, a monochrome STN product, from one of our major Tier-1 end-users, which we expect to continue through this quarter.”

Based on information currently available to the company, expectations for the third quarter of 2005 are as follows:

•	Revenues are expected to be between $17 million and $20 million.

•	Gross margin, which varies with product mix, selling price and unit costs, is expected to be approximately 25% to 27%.

•	GAAP loss per basic share is expected to be between $0.07 and $0.09 and between $0.05 and $0.07 on a pro-forma basis.

Conference Call Today

Leadis Technology will broadcast its conference call discussion of second quarter 2005 financial results today, Thursday, July 21, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial 877-502-9276 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 888-203-1112. The confirmation code is 7321435.

A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available until the next earnings call.

IR Contact:

Sunil Mehta

(408) 331-8616

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the company also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. The company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the company analyzes its operating results and to provide consistency and comparability with similar companies in the company’s industry. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of GAAP net income to non-GAAP net income is included in the financial statements portion of this release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Language

This press release regarding financial results for the quarter ended June 30, 2005 and expectations for the third quarter of 2005 and fiscal year 2005 contains forward-looking statements based on Leadis’ current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks that the company’s products may not gain broad acceptance in markets other than mobile handsets, including the MP3 market; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that the company’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to the company’s lack of long-term supply contracts with its foundries; risks that the company may not be able to manage its growth; risks with managing international activities; intellectual property litigation risks; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements and our form 10-Q for the quarter ended March 31, 2005, which are available at www.leadis.com. (LDISG)

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2005	Mar. 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenue	$13,538	$11,604	$41,325	$25,142	$76,088

Costs and expenses:
Cost of revenue	9,723	8,449	26,061	18,172	47,851
Research and development	3,930	3,741	3,083	7,671	6,773
Selling, general and administrative	3,101	2,589	2,052	5,690	4,019

Total costs and expenses	16,754	14,779	31,196	31,533	58,643

Operating income (loss)	(3,216)	(3,175)	10,129	(6,391)	17,445
Interest and other income, net	724	292	64	1,016	500

Income (loss) before provision (benefit) for income taxes	(2,492)	(2,883)	10,193	(5,375)	17,945
Provision (benefit) for income taxes	133	(354)	3,981	(221)	7,064

Net income (loss)	$(2,625)	$(2,529)	$6,212	$(5,154)	$10,881

Net income (loss) per share:
Basic	$(0.09)	$(0.09)	$0.28	$(0.18)	$0.51

Diluted	$(0.09)	$(0.09)	$0.24	$(0.18)	$0.43

Shares used in computing net income (loss) per share:
Basic	28,031	27,867	21,858	27,964	21,353
Diluted	28,031	27,867	25,751	27,964	25,066

LEADIS TECHNOLOGY, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2005	Mar. 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
GAAP net income (loss)	$(2,625)	$(2,529)	$6,212	$(5,154)	$10,881

Adjustments:
Cost of revenue due to stock based compensation	25	36	70	61	116
Stock based compensation	523	695	1,112	1,218	2,119

Adjusted net income (loss)	$(2,077)	$(1,798)	$7,394	$(3,875)	$13,116

Shares used in computing GAAP net income (loss) per share:
Basic	28,031	27,867	21,858	27,964	21,353
Diluted	28,031	27,867	25,751	27,964	25,066

Adjusted net income (loss) per share:
Basic	$(0.07)	$(0.06)	$0.34	$(0.14)	$0.61

Diluted	$(0.07)	$(0.06)	$0.29	$(0.14)	$0.52

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$78,114	$75,673	$45,012
Short-term investments	32,951	38,066	63,961
Accounts receivable, net	10,552	11,698	30,423
Inventory	7,175	5,688	6,080
Prepaid expenses and other current assets	6,075	6,169	6,342

Total current assets	134,867	137,294	151,818
Property and equipment, net	2,601	2,362	2,103
Other assets	2,918	1,853	894

Total assets	$140,386	$141,509	$154,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,191	$9,611	$20,510
Accrued liabilities	3,035	3,426	3,977
Taxes payable	2,077	2,399	2,873
Deferred revenue	7	—	107

Total current liabilities	16,310	15,436	27,467
Other noncurrent liabilities	522	397	242
Commitments
Stockholders’ equity:
Common stock and additional paid-in capital	102,558	102,619	102,254
Deferred stock-based compensation	(2,037)	(2,602)	(3,336)
Retained earnings	23,033	25,659	28,188

Total stockholders’ equity	123,554	125,676	127,106

Total liabilities and stockholders’ equity	$140,386	$141,509	$154,815